Exhibit 99.1

FOR IMMEDIATE RELEASE

China Valves Technology, Inc.	CCG Investor Relations
Ray Chen, VP of Investor Relations	Crocker Coulson, President
Tel: +1-650-281-8375	Tel: +1-646-213-1915
+86-13925279478	E-mail: crocker.coulson@ccgir.com
E-mail: raychen@cvalve.net	http://www.ccgirasia.com
http://www.cvalve.net/en/

China Valves Technology, Inc. Reports Strong Third Quarter 2008 Results

KAIFENG, CHINA, November 13, 2008 – China Valves Technology, Inc. (OTCBB: CVVT) ("China Valves” or the “Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the “PRC”), today announced its unaudited financial results for the quarter ended September 30, 2008.

Highlights for the Third Quarter 2008 and Recent Developments

•	Net revenue was $21.4 million, an increase of 237.9% from the third quarter of 2007
•	Gross profit was $8.6 million, an increase of 212.2% from the third quarter of 2007, and gross margin was 39.9%, compared to 43.2% in the third quarter of 2007
•	Income from operations was $5.7 million, an increase of 253.9% from the third quarter of 2007, and operating margin was 26.4%, compared to 25.2% in the third quarter of 2007
•	Net income was $4.6 million, an increase of 224.7% from the third quarter of 2007, and net income margin was 21.6%, compared to 22.5% in the third quarter of 2007
•	Successfully closed a private placement of 16,778,523 shares of common stock generating gross proceeds of $30 million
•	Started to manufacture high quality technology intensive forged steel valves for use in ultra supercritical thermal power generating units, and obtained about $1.7 million in related purchase orders

“I am glad to report that our revenue and net income grew significantly and also rebounded from the temporary delay in orders and supply deliveries caused by the tragic earthquake in Sichuan province in the second quarter of 2008, with revenue and net income increasing threefold on a year-over-year basis. Increased selling prices and effective cost control measures allowed us to scale up our production while preserving our profit margins and developing new products,” stated Mr. Siping Fang, Chairman and CEO of China Valves. “Increased sales and our ability to provide new products to customers helped to solidify our leading position in the Chinese industrial valves industry in the third quarter of 2008.”

Third Quarter 2008 Results

China Valves net revenue in the third quarter of 2008 was $21.4 million, an increase of 237.9% from $6.3 million in the third quarter of 2007. Sales volume was 4,142 tonnes for the third quarter of 2008, up 113.7% from 1,938 tonnes in the third quarter of 2007.

Approximately 55.5% of the Company’s sales in the third quarter came from high temperature pressure power station gate valves (used to control steam flow) and two-way metal sealing butterfly valves (used to control municipal water and sewage flow) which had 82.0% and 86.0% domestic market shares, respectively. Two new generation products, ball valves (used to cut, distribute and change fluid flow) and vent valves (used to control the flow of gases), generated strong sales in the third quarter of 2008. Third quarter sales also increased because the Company delivered products that were delayed by the Sichuan Province earthquake in May 2008.

Gross profit in the third quarter of 2008 was $8.6 million, an increase of 212.2% from $2.7 million in the third quarter of 2007. Gross profit margin was 39.9%, compared to 43.2% in the third quarter of 2007. Gross profit margin decreased slightly because of higher production costs caused by overall higher raw material prices and additional expenses for developing new products and acquiring special materials and production equipment for new products.

Operating expenses in the third quarter of 2008 were $2.9 million, an increase of 153.6% from $1.1 million in the third quarter of 2007. Operating expenses increased mostly because of higher selling expenses, which consist primarily of advertising and promotion expenses, sales tax, freight charges and greater sales commissions to sales representatives that increased proportionately with increased sales volume. General and administrative expenses increased mostly because of expanded overall marketing and sales activities, professional fees associated with being a public company and financing activities, higher administrative expenses associated with business expansion, and higher research and development costs for developing new products. Total operating expenses as a percentage of sales were 13.5% in the third quarter of 2008, compared to 18.0% in the third quarter of 2007.

Income from operations in the third quarter of 2008 was $5.7 million, an increase of 253.9% from the third quarter of 2007. Operating margin was 26.4% in the third quarter of 2008, compared to 25.2% in the third quarter of 2007.

Total other income in the third quarter of 2008 was $523,943, compared to other income of $5,276 in the third quarter of 2007. The majority of this increase came from collecting a brand management fee from distributors. Net interest expense was $132,026 in the third quarter of 2008 compared to net interest expense of $18,582 in the third quarter of 2007. The net interest expense was associated with a short term bank loan.

Income tax expense was $1.5 million. Income tax expense increased in the third quarter of 2008 as a result of higher assessable income with increased sales. This increase was offset by a new reduced tax rate of 25.0%, effective since January 2008, compared to a tax rate of 33.0% in the third quarter of 2007.

Net income was $4.6 million in the third quarter of 2008, an increase of 224.7% from $1.4 million in the third quarter of 2007.

Fully diluted earnings per common share were $0.10 for the third quarter of 2008, compared to $0.04 in the third quarter of 2007. There were 46,489,664 fully diluted weighted average ordinary shares outstanding as of in the third quarter of September 30, 2008, compared to 40,106,500 in the third quarter of 2007.

Nine Month Financial Results

Revenues for the first nine months of 2008 were $46.2 million, up 77.6% from revenues of $26.0 million in the first nine months of 2007. Sales volume was 11,449 tonnes for the first nine months of 2008; up 61.5% from 7,088 tonnes in the first nine month of 2007. Gross profit was $18.5 million, up 77.8% from gross profit of $10.4 million for the nine months of 2007.

Financial Condition

As of September 30, 2008, the Company had $27.9 million in cash and cash equivalents, up from $2.8 million as of December 31, 2007. The majority of this increase came from the Company’s private placement of shares in August 2008. Inventory and accounts receivable increased proportionately with the increase in overall scale of production.

Working capital was $39.7 million as of September 30, 2008, compared to $9.3 million as of December 31, 2007.  Total shareholders’ equity was $75.4 million as of September 30, 2008, up from $64.8 million as of December 31, 2007.

Cash flow from operations declined mainly because of a greater amount of other payables, including a one-time social insurance fees for employees, who retired in February, repayment of debts owed to employees, and purchases needed to maintain inventory levels for materials and finished products.

The Company expects to use most of the proceeds from its recent private placement to acquire other companies. The Company is currently looking for acquisition candidates that will complement and enhance its current production and distribution capabilities.

Recent Developments

In October 2008, China Valves began to manufacture high quality technology intensive forged steel valves for use in ultra supercritical thermal power generating units. These types of valves are able to withstand extremely high temperatures and pressure, and are longer lasting with greater airproof characteristics than ordinary and imported forged steel valve products. The Company received purchase orders amounting to approximately $1.7 million for over 30 types of these new forged steel valves.

In August 2008, the Company closed a private placement financing for 16,778,523 shares of its common stock which generated gross proceeds of $30 million. In connection with the private placement, the Company’s major shareholder entered into a make good escrow agreement with the investors pursuant to which he pledged certain amount of shares he beneficially owns for the benefits of the investors. The pledged shares will be released to the major shareholder if the Company achieves an after tax net income of $10.5 million for 2008, $23.0 million, or $0.369 per fully diluted share for 2009, and $31.0 million, or $0.497 per fully diluted share for 2010. If the Company does not achieve the after tax net income thresholds of any year, a proportionate number of amount shares will be released to the investors on a pro-rata basis.

Business Outlook

“About 80.0% of our sales are made to domestic customers and our growth depends primarily on large infrastructure projects in China. The Chinese government recently announced that it will support domestic economic growth by undertaking new infrastructure projects. We expect that these major infrastructure projects will have a positive impact on the industrial valve industry, including our company’s continued growth,” said Mr. Fang.

“China Valves is operating at full capacity and is modernizing and expanding its production facilities. We currently have an over $32 million order backlog which should take us until the third quarter of 2009 to fulfill,” added Mr. Fang.

“We have undertaken a renovation and construction project to modernize and expand our facilities. This includes upgrading existing production facilities to improve operating efficiencies in our Zhengdie location, and constructing a new production facility with state-of-the-art equipment and a new power transformer station in our Kaifeng location. The new production facility will focus on high technology high quality valve products for use in the thermal and nuclear power industries and water industry, and will use about 30% less energy in manufacturing than an older facility. We started construction in September of 2008, and expect to finish renovation and construction at the beginning of 2009.”

“We plan to develop new valves for new markets in 2009, and will adjust our product mix to emphasize sales of high margin high quality products. We will continue to explore acquisition of companies that will increase our distribution channels and ability to serve new industries,” concluded Mr. Fang.

Conference Call

China Valves’ management will host a conference call at 9:00 a.m. Eastern Time on Thursday, November 13, 2008 to discuss financial results for the third quarter of its fiscal year 2008.  To participate in this live conference call, please dial the following number five to ten minutes prior to the scheduled time: 888-419-5570. International callers should call 617-896-9871. The Conference Pass Code is 218 096 90.

If you are unable to participate in the call, a replay will be available for fourteen days starting from 11:00 a.m. Eastern Time on Thursday, November 13. To access the replay, call 888-286-8010. International callers should call 617-801-6888. The Conference Pass Code is 595 403 85.

This conference call will also be broadcasted live on the Internet and can be accessed by all interested parties on China Valves’ website: http://www.cvalve.net/en/ .. To listen to the live webcast, please go to China Valves’ website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on China Valves’ website for 90 days.

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd. and Henan Kaifeng High Pressure Valve Co., Ltd., is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China’s valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe.

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such factors include, but are not limited to, the Company’s ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities.   The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise.  This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company’s stock.  This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete.  Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

Financial Tables Follow

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
SALES	$21,441,850	$6,345,931	$46,208,006	$26,017,238

COST OF GOODS SOLD	12,884,586	3,604,712	27,702,722	15,607,116

GROSS PROFIT	8,557,264	2,741,219	18,505,284	10,410,122

EXPENSES:
Selling expense	1,307,590	476,032	3,170,950	1,910,029
General and administrative	1,513,622	638,371	4,783,324	2,391,540
Research and development	74,399	27,253	173,105	42,260
Total Operating Expenses	2,895,611	1,141,656	8,127,379	4,343,829

INCOME FROM OPERATIONS	5,661,653	1,599,563	10,377,905	6,066,293

OTHER EXPENSE (INCOME):
Other income, net	(621,229)	(23,858)	(908,213)	(337,132)
Interest expense, net	132,026	18,582	423,620	380,931
Change in fair value of derivative instruments	(34,740)	-	(34,740)	-
Total other expense (income), net	(523,943)	(5,276)	(519,333)	43,799

INCOME BEFORE PROVISION FOR INCOME TAXES	6,185,596	1,604,839	10,897,238	6,022,494

INCOME TAX EXPENSE	1,544,268	175,354	2,825,542	843,412

NET INCOME	4,641,328	1,429,485	8,071,696	5,179,082

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	49,582	329,737	2,376,660	778,050

COMPREHENSIVE INCOME	$4,690,910	$1,759,222	$10,448,356	$5,957,132

EARNINGS PER SHARE:
Basic and diluted weighted average number of shares	46,489,664	40,106,500	42,249,752	40,106,500
Basic and diluted earnings per share	$0.10	$0.04	$0.19	$0.13

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

ASSETS
	September 30,	December 31,
	2008	2007
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$27,859,871	$2,773,262
Restricted cash	1,803,838	40,856
Notes receivable	58,520	-
Accounts receivable, net of allowance for doubtful accounts of $858,752 and $274,167 as of September 30, 2008 and December 31, 2007, respectively	24,368,336	16,789,383

Other receivables	5,703,132	4,638,477
Inventories	10,076,877	10,539,087
Advances on inventory purchases	705,972	458,699
Advances on inventory purchases - related parties	124,917	-
Prepaid expenses	199,124	519,043
Total current assets	70,900,587	35,758,807

PLANT AND EQUIPMENT, net	10,202,690	7,523,788

OTHER ASSETS:
Accounts receivable - retainage, long-term	1,486,173	559,368
Advances on equipment purchases	1,862,602	324,858
Goodwill and other intangibles, net	21,430,687	19,885,484
Other investments, at lower of cost or market	762,430	714,485
Total other assets	25,541,892	21,484,195

Total assets	$106,645,169	$64,766,790

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$6,776,268	$6,452,519
Short-term loans	10,367,786	6,479,291
Short-term loans - related parties	1,529,141	671,188
Other payables	2,026,796	4,435,982
Other payable - related parties	746,249	2,848,032
Accrued liabilities	3,039,486	1,734,679
Customer deposits	4,108,429	2,810,352
Taxes payable	1,643,474	1,064,512
Derivative instrument liabilities	991,016
Total current liabilities	31,228,645	26,496,555

LONG-TERM LIABILITIES:
Long-term debt	-	1,096,800
Total long-term liabilities	-	1,096,800

SHAREHOLDERS' EQUITY:
Common Stock, $0.001 par value; 300,000,000 shares authorized
56,885,103 and 40,000 000 shares issued and outstanding as of September 30, 2008
and December 31, 2007, respectively	56,885	40,107
Additional paid-in-capital	44,142,984	16,365,029
Statutory reserves	2,547,620	1,749,601
Retained earnings	23,118,630	15,844,953
Accumulated other comprehensive income	5,550,405	3,173,745
Total shareholders' equity	75,416,524	37,173,435

Total liabilities and shareholders' equity	$106,645,169	64,766,790

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,071,696	$5,179,082
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation	683,455	489,820
Amortization of intangible assets	46,359	15,531
Bad debt allowance	554,672	186,162
Gain on disposal of fixed assets	(24,705)	-
Change in fair value of derivatives	(34,740)	-
Change in operating assets and liabilities:
Notes receivable	(57,348)	-
Accounts receivable - trade	(7,749,222)	(7,078,952)
Other receivables	(738,305)	(1,809,138)
Inventories	1,146,008	5,544,902
Advance on inventory purchases	(212,157)	(2,024,142)
Prepaid expenses	347,644	420,872
Accounts payable - trade	(107,055)	471,641
Other payables and accrued liabilities	(1,121,327)	2,065,995
Other payables - related party	(2,246,978)	1,022,318
Customer deposits	1,087,270	2,043,602
Taxes payable	497,363	381,422
Net cash provided by operating activities	142,630	6,909,115

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(252,938)	-
Advances on equipment purchases	(1,485,584)	(278,878)
Purchase plant and equipment	(1,799,859)	(2,998,036)
Construction in progress	(1,443,165)	(498,843)
Proceeds from sale of equipment	62,366	-
Net cash used in investing activities	(4,919,180)	(3,775,757)

CASH FLOWS FINANCING ACTIVITIES:
Restricted cash due to covenants	(1,724,987)	(300,023)
Proceeds from short-term debt	6,904,760	(1,975,607)
Proceeds from short-term loans-related party	796,633	-
Repayments of short-term debt	(4,994,553)	(434,039)
Repayment of notes payable	-	(4,014,226)
Proceeds from shareholder	1,317,095	-
Proceeds from private placement financing	27,288,232	-
Net cash provided by (used in) financing activities	29,587,179	(6,723,895)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	275,980	34,342

INCREASE (DECREASE) IN CASH	25,086,609	(3,556,195)
CASH, beginning of period	2,773,262	5,591,211

CASH, end of period	$27,859,871	2,035,016

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$376,939	$527,350
Cash paid for income taxes	$2,326,037	$959,236